EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       of

                          CERTIFICATE OF INCORPORATION

                                       of

                          AMERICAN MEDICAL ALERT CORP.

               (Under Section 805 of the Business Corporation Law)


         1. The name of the corporation is American Medical Alert Corp.

         2. The Certificate of Incorporation of the corporation was filed by the Department of State on January 14, 1981.

         3. A Certificate of Amendment of the Certificate of Incorporation was filed in the office of the Department of State at Albany, New York on each of August 12, 1981, December 1, 1983, July 2, 1997 and June 30, 2002.

         4. The certificate of incorporation of the corporation is hereby amended to delete Article Second thereof, which enumerates the corporate purposes and powers of the corporation, and to substitute in lieu of said Article Second a new Article Second.

         5. In order to effect the foregoing amendment, the certificate of incorporation of the corporation is hereby amended by striking Article Second thereof in its entirety and by substituting in lieu of said Article Second the following Article Second:

         "SECOND: The purpose of the corporation is as follows:

         To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that any act or activity requiring the consent or approval of any State official, department, board, agency or other body shall not be engaged in without such consent or approval first being obtained.

         To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations under the Business Corporation Law of the State of New York, subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York."

         6. The amendment to the corporation's Certificate of Incorporation was authorized by vote of the board of directors followed by vote of the holders of a majority of all the outstanding shares of Common Stock of the corporation.

         IN WITNESS WHEREOF, we have executed this certificate this 19th day of September, 2002, and do hereby affirm under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


              /s/ Jack Rhian                              /s/ John Rogers
              --------------------                        ---------------
              Jack Rhian                                  John Rogers
              Executive VP and COO                        Secretary